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                                                                   Exhibit 4.f.6

                       ROCKWELL INTERNATIONAL CORPORATION

                  RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                               ON JANUARY 6, 1999


AMENDMENT OF RESOLUTIONS ADOPTED ON DECEMBER 2, 1998 WITH RESPECT TO ADJUSTMENT OF OUTSTANDING OPTIONS UNDER 1988 LONG-TERM INCENTIVES PLAN, 1995 LONG-TERM INCENTIVES PLAN AND DIRECTORS STOCK PLAN

      RESOLVED, that the resolutions adopted by this Board of Directors at a meeting held on December 2, 1998 approving the adjustments to each outstanding option under this Corporation's 1988 Long-Term Incentives Plan (the "1988 Plan"), 1995 Long-Term Incentives Plan (the "1995 Plan") and Directors Stock Plan (the "Directors Plan" and, together with the 1988 Plan and the 1995 Plan, the "Rockwell Stock Plans") as described in the document entitled "Memorandum of Adjustments to Outstanding Options Under Rockwell International Corporation's 1988 Long-Term Incentives Plan, 1995 Long-Term Incentives Plan and Directors Stock Plan" (the "Memorandum"), a copy of which was presented to, and ordered filed with the supporting records for, that meeting, be, and the same hereby are, amended to replace each reference to a daily trading volume of 2,000 shares per day in the definitions of "Average Price of Conexant Common Stock", "Ex-Distribution Average Price of Rockwell Common Stock", "Substitute Nasdaq Trading Day" and "Substitute NYSE Trading Day" in the Memorandum with a reference to a daily trading volume of 1,000 shares per day; and further

                                    * * *

APPROVAL OF AMENDMENT TO EMPLOYEE MATTERS AGREEMENT

      RESOLVED, that the officers of this Corporation be, and each of them hereby is, authorized and empowered, in the name and on behalf of this Corporation, to execute and deliver, or cause to be executed and delivered, such agreement or agreements as any of them may deem necessary or appropriate to amend the Employee Matters Agreement dated as of December 31, 1998 between this Corporation and Conexant Systems, Inc. to reflect the amendments to the resolutions adopted by this Board of Directors set forth above under "Amendment of Resolutions Adopted on December 2, 1998 With Respect to Adjustment of Outstanding Options under 1988 Long-Term Incentives Plan, 1995 Long-Term Incentives Plan and Directors Stock Plan".